Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS THIRD QUARTER REVENUES GREW FOUR PERCENT TO $680 MILLION

-Third Quarter Total Same-Store Sales Increased 1.4 Percent-

-Third Quarter Service Same-Store Sales Increased 3.3 Percent-

MINNEAPOLIS, April 11, 2008 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today reported consolidated revenues increased 3.8 percent in the third fiscal quarter of 2008 to a record $680 million, compared to $655 million a year ago.  Deconsolidation of the beauty schools and the European franchise salon operations reduced revenue in the quarter by approximately $28 million.  Absent the impact of the school and European deconsolidation, consolidated revenues for the quarter would have increased 8.5 percent.  Third quarter total same-store sales increased 1.4 percent, falling within the previously issued guidance of 0.5 to 2.5 percent

“Our same-store service sales increase of 3.3% in the quarter was our highest quarterly service increase in the last eight years,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “Although our third quarter same-store sales results were positively impacted by this year’s early Easter holiday season, the majority of this increase was the result of our continued focus on increasing average ticket.  Specifically, we implemented price increases in over 5,600 salons during the quarter.”

Third Quarter Revenues:

	For the Three Months Ended March 31, 2008
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated

Revenues:
Service	$422,208	$36,772	$16,197	$475,177
Product	157,328	15,853	17,381	190,562
Royalties and fees	9,930	3,348	1,037	14,315
Total	$589,466	$55,973	$34,615	$680,054

	For the Three Months Ended March 31, 2007
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated

Revenues:
Service	$379,903	$34,856	$20,459	$14,330	$449,548
Product	150,356	16,794	2,582	15,730	185,462
Royalties and fees	9,383	9,342	—	1,299	20,024
Total	$539,642	$60,992	$23,041	$31,359	$655,034

On August 1, 2007, Regis Corporation contributed substantially all of its accredited cosmetology schools to Empire Education Group, Inc.  On January 31, 2008, Regis Corporation merged its continental European franchise salon operations with the Franck Provost Salon Group.

Third Quarter Same-Store Sales:

For the Three Months Ended March 31,

	2008			2007
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.9%	-1.3%	0.5%	0.2%	-1.9%	-0.1%
MasterCuts	6.4	-9.6	3.1	0.1	-3.2	-0.6
Trade Secret	-7.0	-6.5	-6.6	-4.5	-8.5	-8.0
Strip Center Salons	5.5	1.6	5.0	2.0	-0.6	1.7
SmartStyle	4.3	-3.9	1.5	2.1	-1.8	0.8
Domestic Same-Store Sales	3.8%	-4.0%	1.7%	1.2%	-4.2%	-0.4%

International Same-Store Sales	-4.9%	-2.9%	-4.2%	-4.2%	12.4%	1.1%

Hair Restoration Same-Store Sales	3.0%	3.8%	3.4%	5.2%	10.0%	6.9%

Consolidated Same-Store Sales	3.3%	-3.3%	1.4%	1.0%	-2.3%	0.0%

International same-store sales for the quarter represent the 12-week period ended March 8, 2008 versus the 12-week period ended March 3, 2007.

Regis Corporation will announce third quarter 2008 earnings results on April 23, 2008. A conference call discussing third quarter results will follow at 10:00 a.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of March 31, 2008, the Company owned, franchised or held ownership interests in over 13,400 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Vidal Sassoon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Trade Secret, PureBeauty, BeautyFirst and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a partnership that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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